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                                                                    EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT sets forth the agreement reached the 19th day of November, 1997, by and between KENT SCHULZE (hereinafter referred to as "Employee") and AgriBioTech, Inc., a Nevada Corporation (hereinafter referred to as "Corporation").

                                  WITNESSETH

     WHEREAS, the Corporation desires to employ the Employee; and

     WHEREAS, the Employee desires to accept such employment with the Corporation; and

     WHEREAS, the Employee and the Corporation desire to set forth their employment relationship in a written agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

ARTICLE 1.00 - EMPLOYMENT

     1.01 EMPLOYMENT. The Corporation hereby offers to employ the Employee upon the terms and conditions hereinafter set forth and the Employee accepts such offer and agrees to abide by the terms and conditions hereof, and the terms and conditions of the Corporation's and its affiliated corporations' Articles of Incorporation, Bylaws and Employee Manual except as otherwise set forth herein. The Employee shall be considered a Regular Employee from the effective date of employment, i.e., not a Probationary Employee.

     1.02 DUTIES. Employee's title shall be President, Chief Operating Officer. Employee shall report directly to the Chief Executive Officer of the Corporation. The Employee shall continue to serve as a director of the Corporation. Employee shall perform all services reasonably required by the Corporation in furtherance of the Corporation's business purposes as determined, from time to time, by the Board of Directors of the Corporation. The Employee will work only for AgriBioTech, Inc. and its subsidiaries, as may be needed except as may be mutually agreed by Employee and Corporation for limited Access Technology responsibilities as a consultant. Employee may retain his ownership in Access Technology and said ownership shall not be considered a conflict of interest. The Chief Executive Officer or a Board member shall sign off on all agreements between Corporation and Access Technology in order to avoid potential conflicts, while enabling corporation to use Access Technology services where beneficial. President, Chief Operating Officer duties shall include responsibility for all Corporation operation activities. Duties and responsibilities retained by Corporation's CEO and former President, COO which are excluded from Employees duties shall be:

(a)  Mergers and Acquisitions
(b) Capital structure, capital formation, equity/debt fundings, investment banking activities, investor/shareholder relations.
(c) Strategic decisions on biotechnology partners and types of partnerships and agreements.

     All other categories of Corporation operations shall be under the direct responsibility of Employee. Said duties shall be performed consistent with Corporation's mission statement and objectives.

     Notwithstanding anything included here, Employee and Corporation's Chief Executive Officer agree, understand and acknowledge that to effectively perform their individual responsibilities, they must work together as a team. As such, they agree to discuss with each other significant business issues to help maximize Corporation's progress toward its mission statement and objectives.

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ARTICLE 2.00 - TERM AND TERMINATION

     2.01 TERM. The Corporation agrees to employ the Employee commencing on January 1, 1998 and continuing for at least four years from the date of employment unless terminated pursuant to 2.02 below.

     2.02 TERMINATION. The Corporation may, by giving zero (0) days notice to the Employee, terminate this Agreement with cause. Notwithstanding the above, this Agreement shall terminate immediately upon the death of the Employee, and shall terminate upon ten (10) working days notice by the Corporation if, in the opinion of the Corporation, Employee becomes unable to perform services required pursuant to this Agreement because of illness or injury. Any decision to terminate this Agreement by the Corporation shall not be voted upon by the Employee in any capacity whatsoever. In no event shall termination of this Agreement relieve the parties hereto of any rights or obligation which survives the termination of this Agreement as set forth herein. In the event of Employee's death, Employee's heirs may exercise vested options within one year as specified in the option agreement.

     Termination as a result of management change: It is understood and agreed that current Chief Executive Officer, other senior management and founding owners, i.e., Johnny R. Thomas, John C. Francis and Scott J. Loomis desire Employee to become an integral part of the core management team. As such, Employee is to diligently utilize his talents, experience and expertise to achieve Corporation's mission statement and objectives. It is understood that both the Corporation and Employee are making at least a four year commitment. In the event there is a change in Chief Executive Officer of the Corporation and at any time thereafter (i) the Employee is terminated or (ii) in the sole determination of the Employee, there is a significant change in the duties, responsibilities, or compensation of the Employee, then Employee shall immediately be vested in full on all stock options referenced in Section 3.02 and shall be entitled to receive a payment equal to (a) his full Compensation as set forth in Section 3.01 for two (2) years from the date of such termination or determination, less $1, and (b) other employee benefits (excluding long term disability and life insurance for two (2) years from the date of such termination or determination. In addition to the foregoing, for a period of one
(1) year following any such change of the Chief Executive Officer, Employee shall have the option of terminating this Agreement without justification and, in such event, will be entitled to (i) immediately be vested in the stock options referenced in Section 3.02 which would otherwise become vested on the next anniversary of employment following such termination and (ii) receive his full Compensation as set forth in Section 3.01 and other employee benefits for one (1) year following such termination.

     In the event Corporation desires to terminate this Agreement without cause, Employee will be entitled to (i) immediately be vested in the stock options referenced in Section 3.02 which would otherwise become vested on the next anniversary of employment following such termination and (ii) receive his full Compensation as set forth in Section 3.01 and other employee benefits (excluding long term disability and life insurance) for one (1) year following such termination.

     In the event Employee and/or Corporation's Board of Directors determine that the duties of President, Chief Operating Officer, cannot be performed satisfactorily from two geographic offices (Minneapolis and Las Vegas), Employee shall agree to locate at one location selected by the Board of Directors, or cooperate in selecting a successor and developing an effective transition. Employee shall agree to give Corporation a minimum of nine (9) months notice and to assist Corporation in all reasonable respects in finding a successor to the Employee's duties and responsibilities and in the transition process. In the event Employee decides not to move to one location, then Employee shall not be entitled to cash compensation or to vest options beyond the end of the transition period and shall not vest options not yet vested on the date a transition is completed to a new President, Chief Operating Officer. The intent of this paragraph is for Employee to vest options during the one year period of decision making and transition period.

ARTICLE 3.00 - COMPENSATION

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     3.01 SALARY. The Corporation covenants and agrees to pay Employee, as consideration for his services, Compensation consisting of an annualized salary of ONE HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS ($187,500.00). Employee shall be entitled to an increase in the above described Compensation annually beginning July 1, 1999. Such increase will be determined by the Compensation Committee of the Board of Directors. The Compensation will be payable in equal bi-weekly installments, less payroll deductions for income tax, FICA, withholding and any other deductions as authorized by the Employee.

     3.02 STOCK OPTIONS. Employee shall be granted options to purchase 400,000 shares of the Corporation's common stock. Ownership in said options shall vest on the following schedule, subject to Employee remaining employed by Corporation at the vesting date specified:

     A) 80,000 vest at signing of Agreement, exercise price = $ 9.25 per share, exercisable through June 30, 2003.
     B) 80,000 vest on 01/01/99, exercise price = $ 10.25 per share, exercisable through June 30, 2003.
     C) 80,000 vest on 01/01/00, exercise price = $ 11.25 per share, exercisable through June 30, 2003.
     D) 80,000 vest on 01/01/01, exercise price = $ 12.25 per share, exercisable through June 30, 2003.
     E) 80,000 vest on 01/01/02, exercise price = $ 13.25 per share, exercisable through June 30, 2003

     Said options shall be non-qualified and shall be registered on the next appropriate registration statement filed by Corporation. Employee shall retain the Director and consulting options, which have been previously granted.

     3.03 BONUS. For the purpose of causing Employee's compensation to equal the reasonable value of this services to the Corporation and to reflect any outstanding contribution to Corporation by Employee, the Corporation may pay Employee, in addition to the compensation for services described in Section 3.01 above, a bonus in any amount determined by the Corporation in its sole discretion. The bonus, if any, less payroll deductions for income taxes, FICA, withholding and any other deductions authorized by the Employee, shall be paid by the Corporation to the Employee at such time or times as the Corporation in its sole discretion determines.

     3.04 VACATION. During the term of this Agreement, the Employee shall be entitled to a vacation pursuant to the Employee Manual, but not less than three weeks per year during which time Employee's Compensation shall be paid in full.

     3.05 BENEFITS. During the term of this Agreement, the Employee shall be entitled to receive insurance and other benefits generally available to all employees of the Corporation.

     3.06 RELOCATION. The Corporation and Employee agree that for the Employee to perform the services required by the Corporation, Employee shall initially have two offices (Minneapolis, MN and Las Vegas, NV). Corporation shall pay $1,000 per month expense allowance for the Minnesota office. Corporation shall provide a fax, copier and notebook computer for Employee's use. In the event, the Board of Directors subsequently determine that a relocation to Las Vegas is needed to perform the duties, Employee shall elect to relocate or implement an efficient, timely transition. The Corporation will reimburse the Employee for the reasonable and necessary expenses of such relocation. Such expenses will include moving of the Employee's household goods, for the sale of the Employee's current residence, and expenses for travel, lodging, meals, etc. for up to two house hunting trips to Las Vegas and the actual relocation.

     During the dual office time period of employment, Corporation shall provide an apartment or other accommodations in Las Vegas, to be mutually determined by Employee and Corporation.

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     3.07 INDEMNIFICATION. The Corporation agrees to indemnify the Employee to the full extent allowed by the Corporation's Articles of Incorporation and Nevada law with respect to any claim, investigation, proceeding, or action against or involving the Employee relating to this employment by the Corporation. Such indemnification shall include advancement of attorney fees during any such event and shall cover any adverse economic consequences to Employee including judgments, settlements, and attorney fees. This Section 3.07 will survive termination of this Agreement irrespective of the reason for termination.

ARTICLE 4.00 - SPECIFIC OBLIGATIONS OF THE PARTIES

     4.01 CORPORATION'S OBLIGATIONS. The Corporation shall provide the employee with and pay Employee's expenses for the following:
     A. Such equipment, materials and supplies as the Employee requires for the performance of his services.
     B. Costs, including tuition, meals, lodging, and transportation incurred by the Employee to fulfill his duties and responsibilities to the Corporation, including professional dues, publications, and continuing professional education and travel expenses including travel between Minneapolis and Las Vegas. Said travel is not considered additional travel by Corporation due to proximity of Minneapolis to mid-western U.S. operations of corporation.

     4.02 EMPLOYEE'S OBLIGATIONS. The Employee agrees that during the term of this Agreement, he shall:
     A. Faithfully and to the best of his ability and skill serve the Corporation and perform his duties pursuant to this Agreement;
     B.  Maintain records in the manner established by the Corporation; and
     C. Keep current all records, reports, insurance records and clerical work required by Corporation.
ARTICLE 5.00 - COVENANTS

     5.01 COVENANT NOT TO COMPETE. The Corporation and Employee acknowledge and confirm that Employee shall not compete with the Corporation while employed or for a two year period (one year, if Employee is terminated without cause) after employment ceases.

     5.02 COVENANT FOR PROTECTION OF PROPRIETARY INFORMATION. The parties hereto recognize that the Corporation and its affiliated corporations and Employee are desirous of exchanging information during the term of this Agreement and during the period of the time Employee is affiliated with the Corporation and its affiliated corporations relating to the research, development, and marketing of seed, seed products, seed related products and technology for application in the general field of farming and ranching and that during the above periods of time, the Corporation and its affiliated corporations may disclose to the Employee certain information pursuant to this Agreement which the Corporation and its affiliated corporations deems proprietary (hereinafter referred to as "Information").

     In order to protect the Information, the parties hereto agree that during the period of Employee's affiliation with the Corporation and its affiliated corporations, and for a period of two (2) years from the termination date (one year, if Employee is terminated without cause) of any affiliation with the Corporation and its affiliated corporations, Employee shall not disclose Information it receives or has received from Corporation or its affiliated corporations that is proprietary in nature, including, but not by way of limitation, Information marked PROPRIETARY or CONFIDENTIAL or STRICTLY PRIVATE or INTERNAL DATA, to any other person, firm or corporation, or use it for its own benefit except as provided herein, and shall use no less stringent degree of care to void disclosure or use of such Information than Employee employs with respect to his own proprietary information which it does not wish to be disseminated, published or disclosed.

     The parties hereto agree that Information shall not be deemed proprietary and Employee shall have no obligation with respect to any such Information which:

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     A.  Is already known to Employee through lawful channels of communication;
     B.  Is or becomes publicly known through no wrongful act of Employee;
     C. Is rightfully received from a third party without similar restriction and without breach of this Agreement;
     D. Is independently developed by Employee without breach of this Agreement;
     E. Is furnished to a third party by Corporation and its affiliated corporations without a similar restriction on the third party's rights; or
     F. Is approved for release by written authorization of Corporation or its affiliated corporations. Either party may, without breach of this Agreement, disclose Information to the government by reason of a governmental requirement or to a court by reason of operation of law.

     Employee shall not be liable for (1) inadvertent disclosure or use of Information provided that (a) it used not less than the same degree of care in safeguarding such Information as it used for its own Information of like importance, and (b) upon discovery of such inadvertent disclosure or use of such Information, it shall endeavor to prevent any further inadvertent disclosure or use, or (2) unauthorized disclosure or use of Information by persons who are or who have been in its employ, unless it fails to safeguard such Information with not less than the same degree of care as it uses for its own proprietary Information of like importance.

     In the event Information should be lost, stolen or otherwise compromised, the party formerly in possession of that Information shall promptly notify the Corporation by phone, and follow up with a detailed report in writing within ten
(10) days.  A coordinated effort shall then be made to recover such Information.

     All copies of written data delivered by one party hereto to the other party pursuant to this Section shall be and remain the property of such one party, and all such written data, and any copies thereof, shall be promptly returned to such one party upon written request, or destroyed at such one party's option.

     Nothing contained in this Section shall be construed as granting or conferring any rights by license or otherwise, expressly, implied, or otherwise for any invention, discovery or improvement made, conceived, or acquired prior to or after the date of this Agreement.

     Employee and Corporation agree that the period set forth herein is reasonable and further that the period set forth herein does not terminate at the termination of this Agreement, but shall continue throughout any period of affiliation, and for a two (2) year period thereafter, except that said period shall be one (1) year if Employee is terminated without cause. This covenant may be enforced by specific performance or any available legal or equitable remedy, including, but not by way of limitation, temporary restraining orders or preliminary and permanent injunctions, and the Corporation and its affiliated corporations shall be entitled to recover from Employee all court costs and reasonable attorney's fees incurred in enforcing this covenant. The remedies hereunder shall not be exclusive of each other, but shall be cumulative.

     5.04 DEFINITION OF AFFILIATION. Affiliation, as used in this Article, shall mean any proprietary, employment or fiduciary relationship of the Employee with the Corporation and its affiliated corporations, including, but not limited to, the position of Employee as director, officer, employee or consultant of the Corporation or its affiliated corporations.


ARTICLE 6.00 - GENERAL MATTER.

     6.01 NEVADA LAW. This Agreement shall be governed by the laws of the State of Nevada and shall be construed in accordance therewith.

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     6.02 NO WAIVER.  No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as waiver of any other term or provision.

     6.03 BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, executors, administrators, successors or assignees. The parties agree to do any and all things necessary to effectuate the purpose of this Agreement.

     6.04 CONSTRUCTION. Throughout this Agreement, the singular shall include the plural; the plural shall include the singular; and the masculine and neuter shall include the feminine, wherever the context so requires.

     6.05 TEXT TO CONTROL. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

     6.06 SEVERABILITY. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

     6.07 AMENDMENT. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such charges, signed by the Corporation and the Employee.

     6.08 NOTICES. All notices required to be given by this Agreement shall be made in writing either by:

     A. Personal delivery to the party requiring notice and securing a written receipt, or

     B. Mailing notice in the U.S. mails to the last known address of the party requiring notice, which shall be the address shown on the records of the Corporation for the Employee, by certified mail, return receipt requested.

     The effective date of the notice shall be the date of the written receipt received upon delivery in Paragraph A above or four (4) days after the date the notice was delivered to the U.S. mail as posted on the receipt in Paragraph B above.

     The parties hereby execute this Employment Agreement on the day and year first written above.

                                            AGRIBIOTECH, INC.

                                            /s/ Johnny R. Thomas
                                            -------------------------------
                                            Johnny R. Thomas, CEO

EMPLOYEE:

/s/ Kent Schulze
----------------------------
Kent Schulze

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